Exhibit 10.1

Execution Version

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tryon Street, 6th Floor Charlotte, North Carolina 28202	MUFG BANK, LTD. 1221 Avenue of the Americas New York, New York 10020

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 1 Columbus Circle New York, New York 10019	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, New York 10036	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 151 West 42nd Street, 32nd Floor New York, New York 10036

ING CAPITAL LLC 1133 Avenue of the Americas New York, New York 10036	M&T BANK One Light Street, 16th Floor Baltimore, Maryland 21201	PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 225 Fifth Ave Pittsburgh, Pennsylvania 15222

SUMITOMO MITSUI BANKING CORPORATION 277 Park Avenue New York, New York 10172	CAPITAL ONE, NATIONAL ASSOCIATION 299 Park Avenue New York, New York 10171	THE HUNTINGTON NATIONAL BANK 41 South High Street Columbus, Ohio 43287

CONFIDENTIAL

February 12, 2024

WillScot Mobile Mini Holdings Corp.

4646 E Van Buren St,

Suite 400,

Phoenix, AZ 85008

Attention: Timothy Boswell

Project Brunello
Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (together with its designated affiliates, “JPMCB”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities LLC (“WF Securities”), MUFG Bank, Ltd. (together with MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as they collectively deem appropriate to provide the services referred to herein, “MUFG”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), Bank of America, N.A. (together with its designated affiliates, “Bank of America”), BofA Securities, Inc. (“BofAS”), Bank of Montreal (“BMO”), BMO Capital Markets Corp. (“BMOCM”), ING Capital LLC (together with its designated affiliates, “ING”), M&T Bank (together with its designated affiliates, “M&T”), PNC Bank, National Association (“PNC Bank”), PNC Capital Markets LLC (“PNC Capital Markets”), Sumitomo Mitsui Banking Corporation (together with its designated affiliates, “SMBC”), Capital One, National Association (together with its designated affiliates, “Capital One”) and The Huntington National Bank (together with its designated affiliates, “Huntington”, and together with JPMCB, Wells Fargo Bank, WF Securities, MUFG, DBCI, DBNY, DBSI, Bank of America, BofAS, BMO, BMOCM, ING, M&T, PNC Bank, PNC Capital Markets, SMBC and Capital One, collectively, “we”, “us” or the “Commitment Parties”) that WillScot Mobile Mini Holdings Corp., a Delaware corporation (“WS” or “you”), intends to acquire all of the outstanding equity interests (the “Acquisition”) of a company previously identified to us by you and referred to as “Brunello” (the “Company”), and to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). The Acquisition will be effected through (i) a merger of a direct, wholly-owned U.S. subsidiary of WS (“Merger Sub I”), with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of WS, and (ii) immediately thereafter, a merger of the Company, as the surviving corporation, with and into a direct, wholly-owned subsidiary of WS (“Merger Sub II”), with Merger Sub II being the surviving corporation of the merger and, immediately following such merger, through a series of contributions, an indirect subsidiary of WS and a direct subsidiary of WS’ indirect operating subsidiary, Williams Scotsman, Inc. (the “Administrative Borrower”). This Amended and Restated Commitment Letter (as defined below) amends and restates in its entirety the commitment letter, dated as of January 28, 2024, among JPMC, Wells Fargo Bank, WF Securities, MUFG, DBCI, DBNY, DBSI, Bank of America, BofAS, BMO, BMOCM and you (the “Original Commitment Letter”). The Original Commitment Letter is automatically superseded as of the date hereof without the need for any further notice; provided that, notwithstanding anything to the contrary herein, each JPMC, Wells Fargo Bank, WF Securities, MUFG, DBCI, DBNY, DBSI, Bank of America, BofAS, BMO and BMOCM shall be entitled to the benefits of the indemnification and expense reimbursement provisions of this Amended and Restated Commitment Letter as if they were in effect on January 28, 2024; provided, further that the confidentiality provisions contained in the Original Commitment Letter and the Original Fee Letter (as defined in the Amended and Restated Fee Letter (as defined below)) shall survive the execution and delivery of this Amended and Restated Commitment Letter. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “ABL Facility Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Bridge A Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Bridge B Term Sheet”, and together with the ABL Facility Term Sheet and the Bridge A Term Sheet, the “Term Sheets”) and the Summary of Additional Conditions attached hereto as Exhibit E (together with the Transaction Description, the Term Sheets and this letter agreement, collectively, the “Amended and Restated Commitment Letter”).

1.             Commitments and Engagement for the Facilities.

In connection with the Transactions:

(i)            each of Bank of America, Wells Fargo Bank, JPMCB, MUFG, DBNY, BMO, ING, M&T, PNC Bank, SMBC, Capital One and Huntington (or their respective affiliates) providing commitments in respect of the Incremental ABL Facility (as defined in Exhibit A) (each, in such capacity, an “Initial Incremental ABL Lender” and, collectively, the “Initial Incremental ABL Lenders”) is pleased to advise you of its several, but not joint, commitment (the “Incremental ABL Commitment”) to provide to the Administrative Borrower, the amount set forth opposite its name on Annex I hereto of the principal amount of the Incremental ABL Facility;

(ii)           each of JPMCB, MUFG, Wells Fargo Bank, DBCI, BMO, ING, M&T, PNC Bank, SMBC, Capital One and Huntington (or their respective affiliates) providing commitments in respect of the Bridge A Facility (as defined in Exhibit A) (each, in such capacity, an “Initial Bridge A Lender”, and collectively, the “Initial Bridge A Lenders”) is pleased to advise you of its several, but not joint, commitment (the “Bridge A Commitment”) to provide to the Administrative Borrower the amount set forth opposite its name on Annex I hereto of the principal amount of the Bridge A Facility; and

(iii)          each of JPMCB, MUFG, Wells Fargo Bank, DBCI, BMO, ING, M&T, PNC Bank, SMBC, Capital One and Huntington (or their respective affiliates) providing commitments in respect of the Bridge B Facility (as defined in Exhibit A) (each, in such capacity, an “Initial Bridge B Lender”, and collectively, the “Initial Bridge B Lenders”) is pleased to advise you of its several, but not joint, commitment (the “Bridge B Commitment”, and together with the Bridge A Commitment, the “Bridge Commitments”) to provide to the Administrative Borrower the amount set forth opposite its name on Annex I hereto of the principal amount of the Bridge B Facility.

As used in this Amended and Restated Commitment Letter, (a) “Commitments” means the Incremental ABL Commitment, the Bridge A Commitment and the Bridge B Commitment; (b) “Initial Bridge Lenders” means, collectively, the Initial Bridge A Lenders and the Initial Bridge B Lenders; (c) “Bridge Lenders” means, collectively, the Bridge A Lenders (as defined in Exhibit C) and the Bridge B Lenders (as defined in Exhibit D), (d) “Initial Lenders” means, collectively, the Initial Incremental ABL Lenders and the Initial Bridge Lenders, as applicable; (e) “Bridge Facilities” means, collectively, the Bridge A Facility and the Bridge B Facility; and (f) “Facilities” means, collectively, the Incremental ABL Facility and the Bridge Facilities, as applicable.

2.             Titles and Roles.

It is agreed that (i) BofAS, Wells Fargo Bank, JPMCB, MUFG, DBSI, BMOCM, ING, M&T, PNC Bank, SMBC, Capital One and Huntington will act as joint lead arrangers and joint bookrunners for the Incremental ABL Facility and for soliciting consents to obtain the requisite approval of the Required Amendments (as defined in Exhibit A) (each, in such capacity, an “ABL Lead Arranger” and collectively, the “ABL Lead Arrangers”), (ii) JPMCB, MUFG, WF Securities, DBSI, BMOCM, ING, M&T, PNC Capital Markets, SMBC, Capital One and Huntington will act as joint lead arrangers and joint bookrunners for the Bridge A Facility (each, in such capacity, a “Bridge A Lead Arranger” and collectively, the “Bridge A Lead Arrangers”), (iii) JPMCB, MUFG, WF Securities, DBSI, BMOCM, ING, M&T, PNC Capital Markets, SMBC, Capital One and Huntington will act as joint lead arrangers and joint bookrunners for the Bridge B Facility (each, in such capacity, a “Bridge B Lead Arranger” and collectively, the “Bridge B Lead Arrangers”, and together with the Bridge A Lead Arrangers, the “Bridge Lead Arrangers”; and the Bridge Lead Arrangers, together with the ABL Lead Arrangers, collectively, the “Lead Arrangers”), (iv) JPMCB will act as administrative agent and collateral agent for the Bridge A Facility (in such capacity, the “Bridge A Administrative Agent”), and (v) JPMCB will act as administrative agent and collateral agent for the Bridge B Facility (in such capacity, the “Bridge B Administrative Agent”, and together with the Bridge A Administrative Agent, the “Bridge Administrative Agents”); provided that you agree that JPMCB may perform its responsibilities through its affiliate, J.P. Morgan Securities LLC. It is further agreed that (i) BofAS shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Incremental ABL Facility and (ii) JPMCB shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Bridge Facilities, and each shall hold the leading role and responsibility customarily associated with such “top left” placement.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.

Each Commitment Party agrees (and, if applicable, to cause its affiliate to agree) to consent to, and to execute and deliver (or to authorize, direct and instruct the ABL Administrative Agent to execute and deliver) the ABL Amendment (as defined in Exhibit A) that effects the Required Amendments. To the extent that the Required Amendments are obtained within 30 days of the date that you have returned executed counterparts of the Original Commitment Letter and of the Original Fee Letter to the Lead Arrangers, then, at your option, the amount of the Bridge Facilities and the amount of the Initial Bridge Lenders’ commitments in respect thereof may be reduced and terminated on a dollar-for-dollar basis (calculated pro rata among the Initial Bridge Lenders for the Bridge Facilities) by an amount up to $750.0 million (and after giving effect to such reduction in amounts and commitments, the aggregate principal amount of each Bridge Facility shall not be less than $400.0 million) (such reduction in amounts and commitments, as applicable, the “Commitment Reduction” and the dollar amount of any such reduction, the “Commitment Reduction Amount”).

3.             Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments for the Facilities hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to:

(A)	in respect of the Incremental ABL Facility, any Disqualified Institution (as defined in the Existing ABL Credit Agreement) (collectively “ABL Disqualified Lenders”) and

(B)	in respect of the Bridge Facilities,

(i)	those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you to us on or prior to January 28, 2024,

(ii)	those persons who are competitors of WS and its subsidiaries that are separately identified in writing by you to us from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the Bridge Facilities), and

(iii)	in the case of each of clauses (i) and (ii), any of their affiliates (excluding, in the case of clause (ii), bona fide debt fund affiliates predominantly engaged in the business of debt investing) that are either (a) identified in writing by you from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the Bridge Facilities or (b) readily identifiable on the basis of such affiliate’s name,

(clauses (i), (ii) and (iii) above, collectively “Bridge Disqualified Lenders”, and together with the ABL Disqualified Lenders, “Disqualified Lenders”); provided that the Lead Arrangers shall not (x) be obligated to ascertain, monitor or inquire as to whether any lender is a Disqualified Lender or (y) have any liability with respect to any assignment of loans or commitments under the Facilities to any Disqualified Lender.

Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Acquisition and the date of the initial funding under the Facilities (the date of such consummation and initial funding of any of the Facilities, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities, (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (iv) the Initial Lenders shall not assign prior to the Closing Date more than 49.0% of their aggregate commitments under either Bridge Facility unless you agree otherwise in writing.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities, or upon obtaining the requisite consents in respect of the Required Amendments, and in no event shall the commencement or successful completion of syndication of the Facilities or obtaining the requisite consents in respect of the Required Amendments constitute a condition to the availability or funding of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly after the date hereof, and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Amended and Restated Fee Letter) is achieved and (y) the day that is 45 days following the Closing Date (the “Syndication Date”), you agree to assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall be limited to, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between senior management, certain relevant non-legal representatives and certain relevant non-legal advisors of you and the proposed Lenders (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, such contact between senior management and certain relevant non-legal representatives and certain relevant non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand) in all such cases at locations and times mutually agreed upon, (c) your assistance (including, to the extent practical and appropriate and in all instances as expressly provided pursuant to the terms of the Acquisition Agreement, the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials (as defined below) and other customary marketing materials to be used in connection with the syndication of the Facilities, all of which shall be in a form consistent with Information Materials and marketing materials used in recent transactions by you or your affiliates, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of syndication, public ratings (but no specific ratings) for each of the Notes (as defined below) (the “Debt Ratings”) from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating (but no specific corporate credit rating) and a public corporate family rating (collectively, the “Corporate Ratings” and, together with the Debt Ratings, the “Ratings”) in respect of the Administrative Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of one meeting (or, if reasonably acceptable to you, one or more telephone, video or other electronic conferences) with prospective Lenders at a reasonable time and location to be mutually agreed upon, (f) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries being offered, placed or arranged (other than (x) the Facilities, (y) the Bridge A Replacement Securities (as defined in the Amended and Restated Fee Letter) and (z) the Bridge B Replacement Securities (as defined in the Amended and Restated Fee Letter) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities or the placement of the Notes (it being understood and agreed that your and your subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities or the placement of the Notes), (g) at any time prior to the Syndication Date, using your commercially reasonable efforts, to the extent practical and appropriate and in all instances only as expressly provided pursuant to the terms of the Acquisition Agreement, to ensure that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its subsidiaries being offered, placed or arranged (other than (w) the Facilities, (x) the Bridge A Replacement Securities (y) the Bridge B Replacement Securities and (z) any indebtedness of the Company and its subsidiaries permitted to be incurred, issued or remain outstanding on or prior to the Closing Date under the Acquisition Agreement) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities or the placement of the Notes (it being understood and agreed that the Company and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, in each case, will not be deemed to materially impair the primary syndication of the Facilities or the placement of the Notes) and (h) to the extent practical and appropriate and in all instances only as expressly provided pursuant to the terms of the Acquisition Agreement, using commercially reasonable efforts to (x) ensure that the ABL Administrative Agent and its designees shall have sufficient access to the Company and its subsidiaries to complete a field examination and appraisal during normal business hours with respect to the assets of the Company and its subsidiaries to be included in the Borrowing Base (as defined in the Existing ABL Credit Agreement) and (y) deliver a Borrowing Base Certificate (as defined in the Existing ABL Credit Agreement) or if you are unable to prepare and deliver a Borrowing Base Certificate that includes the assets of the Company and its subsidiaries, solely to the extent that the Required Amendments have been obtained, deliver a certificate evidencing the Modified Borrowing Base (as defined in Annex I to Exhibit A hereto) and giving effect to the borrowing under the ABL Facility on the Closing Date, which certificate shall be in such form as may be reasonably agreed between you and the ABL Administrative Agent. Notwithstanding anything to the contrary contained in this Amended and Restated Commitment Letter or the Amended and Restated Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) your obligations to assist in the arrangement and syndication efforts as provided herein (including the obtaining of the Ratings referenced above and compliance with any of the provisions set forth in clauses (a) through (h) above), (ii) obtaining the requisite consents for the Required Amendments, (iii) the syndication of, or receipt of commitments in respect of, the Facilities or (iv) the commencement or successful completion of the syndication of the Facilities, in each case, shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date or thereafter.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of the syndication of the Facilities, including decisions as to the selection of institutions acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders (subject to your consent, not to be unreasonably withheld or delayed) and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances as expressly provided pursuant to the terms of the Acquisition Agreement, to cause the Company to provide) to the Lead Arrangers all customary information that is reasonably available with respect to you, the Borrowers, the Company and your and their respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, the historical financial information required to be provided in accordance with paragraph 9 of Exhibit E hereto and customary financial estimates, forecasts and other projections (such projections, the “Projections”) and such other customary information, as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information (including pursuant to any other terms of this Amended and Restated Commitment Letter) to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that none of the foregoing shall be construed to limit any of the Borrowers’ representations and warranties or any of the conditions, in any such case, set forth in this Amended and Restated Commitment Letter or the Facilities Documentation. Your obligations under this Amended and Restated Commitment Letter to use commercially reasonable efforts to cause the Company or its management to take (or to refrain from taking) any action is subject to the terms of the Acquisition Agreement and will not require you, under any circumstances, to take any action that is not practical, appropriate or reasonable in light of the circumstances or is in contravention of the terms of the Acquisition Agreement, including terminating the Acquisition Agreement. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities or soliciting consents to obtain the Required Amendments shall be those required to be delivered pursuant to paragraphs 8 and 9 of Exhibit E and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing materials and presentations, including confidential information memoranda customary for transactions of this type to be used in connection with the syndication of the Facilities (collectively, the “Information Memoranda”) (such Information, Projections, other customary marketing material and the Information Memoranda, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material non-public information (“MNPI”) with respect to you, the Borrowers, the Company and your or their respective subsidiaries or your or their respective securities for purposes of United States federal or state securities laws) (collectively, the “Public Sider Information”; and each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). In arranging and syndicating the Facilities, each of the Commitment Parties shall be entitled to use and rely upon the information contained in the Information Materials without responsibility for independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information Materials.

At the reasonable request of the Lead Arrangers, you agree to assist (and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances as expressly provided pursuant to the terms of the Acquisition Agreement, to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of information that is Public Sider Information with respect to you, the Company, the Borrowers and your or their respective subsidiaries or your or their respective securities for the purposes of United States federal or state securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders and represents that the additional version of the Information Materials includes only Public Sider Information and does not include MNPI (other than Information about the Facilities and the Transactions) and contain a customary “10b-5” representation consistent with the representations set forth in Section 4 hereof but which, for the avoidance of doubt, shall not contain any knowledge qualifier or supplementation provisions. The Information Memoranda described above will contain customary language exculpating you, the Company and your and their respective affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related marketing materials by the recipients thereof (provided that such exculpation of you, the Company and your and their respective affiliates shall not impact the Commitment Parties’ right to indemnification hereunder). Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any information other than Public Sider Information (it being understood that you shall not be obligated to mark any information as “PUBLIC”). We will not make any Information Materials not marked “PUBLIC” available to Public Siders except as contemplated in the succeeding paragraph.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Amended and Restated Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials contain information that is not Public Sider Information (provided that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) publicly filed financial statements of you, the Company or your or their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing contains information that is not Public Sider Information, then Public Siders will not receive such materials without your consent.

4.             Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Company and its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data (such information and data, other than (i) the Projections, (ii) forward-looking information and (iii) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections and other forward looking information contained in the Information Memoranda have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are (i) subject to significant uncertainties and contingencies, many of which are beyond your or the Company’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) not a guarantee of performance. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the Information and Projections relating to the Company and its subsidiaries and its and their respective businesses) if the Information and the Projections contained in the Information Memoranda were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company and its subsidiaries and its and their respective businesses, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood, in each case, that such supplementation shall cure any breach of such representations and warranties. In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memoranda without responsibility for independent verification thereof. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the commitments and obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date.

5.             Fees.

As consideration for (i) the commitments of the Initial Lenders hereunder and (ii) the agreements of the Lead Arrangers and the Initial Lenders to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Amended and Restated Fee Letter, dated as of the date hereof, and delivered herewith with respect to the Facilities (the “Amended and Restated Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein.

6.             Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) in the case of the Incremental ABL Facility, the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B (limited on the Closing Date as indicated therein) and (b) in the case of the Bridge Facilities, the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibits C or D hereto, as applicable, and upon satisfaction (or waiver by all Initial Lenders) of such conditions, the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter and the Facilities Documentation.

Notwithstanding anything in this Amended and Restated Commitment Letter (including each of the exhibits attached hereto), the Amended and Restated Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (A) such of the representations made by the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or to decline to consummate the Acquisition (in accordance with the terms of the Acquisition Agreement) (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein) (in the case of the Incremental ABL Facility) and the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibits C and D hereto (in the case of the Bridge Facilities) are satisfied (or waived by the applicable Initial Lenders) (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheets) is not or cannot be provided and/or perfected on the Closing Date (other than (1) the pledge and perfection of the security interest in the certificated equity interests of the Administrative Borrower and each of its existing, direct wholly-owned material U.S. restricted subsidiaries (to the extent required by Exhibit E) and (2) other assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or other applicable law) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered or perfected after the Closing Date pursuant to arrangements and timing of at least 90 days (or such longer period as may be mutually agreed by the Administrative Borrower and the ABL Administrative Agent; provided that any certificated equity interests required to be delivered pursuant hereto and not delivered on the Closing Date shall be required to be delivered within five business days after the Closing Date (or such longer period as may be mutually agreed by the Administrative Borrower and the ABL Administrative Agent)) to be mutually agreed by the ABL Administrative Agent (acting reasonably and without any requirement for consent of the applicable Lenders) and the Borrowers (acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of or made by the Borrowers and the Guarantors to be set forth in the Facilities Documentation, as applicable, relating to organizational status of the Borrowers and the Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case related to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation; the incurrence of the loans to be made under the Facilities and the provision of the Guarantees under the Facilities, and the granting of the security interests in the Collateral to secure the Facilities, do not conflict with the organizational documents of the Borrowers and each Guarantor; solvency (to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 7 of Exhibit E hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrowers and their subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the Patriot Act and similar laws, the making of the Loans and the use of proceeds of the Loans not violating OFAC, economic sanctions imposed by the FCPA or other similar laws; and subject to the parenthetical in the immediately preceding sentence and limitations set forth in the Term Sheets, creation, validity and perfection of security interests in the Collateral (subject in all respects to customary permitted liens and the foregoing provisions of this Section 6). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”. Notwithstanding anything to the contrary contained herein, if any of the Specified Representations and/or Specified Acquisition Agreement Representations are qualified or subject to “material adverse effect”, the definition of “Company Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any such representation and warranty made, or to be made, on or as of the Closing Date.

7.             Indemnity.

To induce the Commitment Parties to enter into this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing, and their respective successors, it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their capacity as financial advisors to you or the Company or any of your or its affiliates in connection with the Acquisition or any other potential acquisition of the Company (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Amended and Restated Commitment Letter (including the Term Sheets), the Amended and Restated Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities, or any use of the proceeds thereof (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating thereto (each, a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket legal fees and expenses (in each case, excluding the allocated costs of in-house counsel) of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), including, with your prior written consent, a single regulatory counsel in each applicable specialty for all such Indemnified Persons, taken as a whole, but no other third party advisors without your prior written consent and, solely in the case of an actual or potential conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for such affected Indemnified Person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), including, with your prior written consent, a single regulatory counsel in each applicable specialty, but no other third party advisors without your prior written consent, and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing (in each case, excluding the allocated costs of in-house counsel); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such Indemnified Person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Amended and Restated Commitment Letter of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such Indemnified Person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding (other than a Proceeding against an Administrative Agent or Lead Arranger acting pursuant to this Amended and Restated Commitment Letter in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing but subject to clauses (i) and (ii) above) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) subject to the proviso at the end of this sentence, if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, out-of-pocket expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties identified in the Term Sheets and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions), including a single regulatory counsel in each applicable specialty and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that Expenses relating to the field examination and appraisal of the Company and its subsidiaries shall be reimbursed by you regardless of whether the Closing Date occurs. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Amended and Restated Commitment Letter, (i) none of us, you (or any of your affiliates), the Company (or any of its affiliates) or any Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that (x) nothing in this clause (i) shall impact the Commitment Parties’ right to indemnification hereunder and (y) the foregoing shall not limit your responsibility for the contents of such information and other materials, including to the extent of any representations and warranties with respect thereto contained herein or in the Facilities Documentation; and (ii) none of us, you (or any of your affiliates), or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such Indemnified Person for any Losses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

8.             Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company or your or their respective affiliates or subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you, the Company or your or their respective affiliates or subsidiaries by virtue of the transactions contemplated by this Amended and Restated Commitment Letter or their other relationships with you, the Company and your or their respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Amended and Restated Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties and their affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Amended and Restated Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Amended and Restated Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any interests to you or your affiliates. You agree that the Commitment Parties will act under this Amended and Restated Commitment Letter as independent contractors and that nothing in this Amended and Restated Commitment Letter or the Amended and Restated Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter are arm’s length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an agent, advisor or fiduciary of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter and (iv) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and any transactions related thereto and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

You acknowledge that certain of the Commitment Parties (or their respective affiliates) are, or may at any time be a lender (each, an “Existing Lender”) under the ABL Credit Agreement, dated as of July 1, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing ABL Credit Agreement”, and the revolving credit facilities available thereunder, the “Existing ABL Facility”), among, inter alios, the Administrative Borrower, Williams Scotsman Holdings Corp. (“Holdings”), the borrowers and guarantors party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent and collateral agent (in either case, in such capacities, the “ABL Administrative Agent”). You acknowledge and agree that each Existing Lender (a) will be acting for its own account as principal in connection with the Facilities Documentation, (b) will be under no obligation or duty as a result of the Commitment Parties’ roles in connection with the transactions contemplated by this Amended and Restated Commitment Letter or otherwise to take any action or refrain from taking any action (other than consenting to the Required Amendments) or exercising any rights or remedies, that such Existing Lender may be entitled to take or exercise in respect of the Existing ABL Credit Agreement and (c) may manage its exposure under the Existing ABL Credit Agreement without regard to the Commitment Parties’ roles hereunder. In addition, you acknowledge and agree that this Amended and Restated Commitment Letter (a) is not a guarantee with respect to the successful outcome of obtaining the requisite consents for the Required Amendments and (b) does not create an obligation on the part of any Commitment Party or Existing Lender to purchase any loans or commitments (or to pay any fees) in respect of the Existing ABL Credit Agreement in order to obtain the necessary consents required to achieve the effectiveness of the Required Amendments; provided, however, that upon the appointment of Additional Arrangers (as defined in the Original Commitment Letter) whose Revolver Commitments (as defined in the Existing ABL Credit Agreement) (or their respective affiliates’ Revolver Commitments), together with the Commitment Parties’ (as defined in and as of the date of the Original Commitment Letter) Revolver Commitments (or their respective affiliates’ Revolver Commitments), represent more than 66-2/3% of the aggregate Revolver Commitments under the Existing ABL Credit Agreement (such Additional Arrangers, the “Super-Majority Additional Arrangers”), clause (a) of this sentence shall have no force and effect.

As you know, BofA Securities (and/or one or more affiliates thereof) has been retained by you (or one of your affiliates) as financial advisor (in such capacities, the “Buy-Side Financial Advisor”) in connection with the Transactions. You acknowledge such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of the Buy-Side Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of the Buy-Side Financial Advisor or its affiliates.

9.             Confidentiality.

You agree that you will not disclose, directly or indirectly, the Amended and Restated Fee Letter or the contents thereof or this Amended and Restated Commitment Letter, the Term Sheets, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to your officers, directors, employees, affiliates, controlling persons, members, partners, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis, (b) if the Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure), including to the extent required by the Securities and Exchange Commission (the “Commission”) or other governmental authority in connection with any public filing relating to the Transactions; provided that (i) you may disclose this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter and the contents thereof to the Company and its officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis, (ii) you may disclose this Amended and Restated Commitment Letter and its contents, including the Term Sheets and other exhibits and attachments hereto (but not the Amended and Restated Fee Letter or the contents thereof), in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or in connection with any public or regulatory filing requirements relating to the Transactions, including any financing transaction related thereto, (iii) you may disclose the Term Sheets and the other exhibits and annexes to this Amended and Restated Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments and to rating agencies in connection with obtaining the Ratings, (iv) you may disclose the aggregate fee amount contained in the Amended and Restated Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, the Bridge A Replacement Securities, the Bridge B Replacement Securities or in any public or regulatory filing relating to the Transactions or any offering or private placement of any Bridge A Replacement Securities or Bridge B Replacement Securities (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) you may disclose this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter in connection with defending any of your rights or with respect to any remedy or enforcement of any right under this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter, (vi) you may disclose the Term Sheets (but not the other portions of this Amended and Restated Commitment Letter or the Amended and Restated Fee Letter) to any rating agency in connection with the Transactions or in connection with your, the Company’s or your or its respective subsidiaries’ credit ratings, in each case, on a confidential basis, (vii) after the Closing Date, you may disclose this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter on a confidential basis to persons performing customary accounting functions, including accounting for deferred financing costs, (viii) you may disclose this Amended and Restated Commitment Letter (but not the Amended and Restated Fee Letter) in connection with any financing transaction for the Acquisition, including in any customary Rule 144A/Regulation S offering memorandum for primary or secondary offerings of the debt securities related to the Bridge A Replacement Securities or the Bridge B Replacement Securities, as applicable, and (ix) you may disclose this Amended and Restated Commitment Letter and the contents hereof (but not the Amended and Restated Fee Letter or the contents thereof) to the extent that this Amended and Restated Commitment Letter becomes publicly available other than as a result of a breach of this Amended and Restated Commitment Letter by you, the Company or your or its respective affiliates. The confidentiality provisions set forth in this paragraph shall survive the termination of this Amended and Restated Commitment Letter and shall be of no further effect (other than with respect to the Amended and Restated Fee Letter) following the second anniversary of the date of the Original Commitment Letter.

The Commitment Parties and their affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Amended and Restated Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, the Company or any of your or its respective subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties, (e) to the extent that such information was already in our possession prior to the date of the Original Commitment Letter, or is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Amended and Restated Commitment Letter, (f) to the Commitment Parties’ affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph)), (g) for the purposes of establishing a “due diligence” defense or (h) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrowers or any of their subsidiaries or other transaction under which payments are to be made by reference to any of the Borrowers and their respective subsidiaries and their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that any of the Facilities are funded, the Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent such provisions are binding on such Commitment Party (or affiliate thereof). Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Amended and Restated Commitment Letter and expire and shall be of no further effect after the second anniversary of the date of the Original Commitment Letter.

10.             Miscellaneous.

This Amended and Restated Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than any assignment subject to the limitations set forth in paragraph 3 above, by an Initial Lender to any Lender) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void); provided that you may assign this Amended and Restated Commitment Letter to the Administrative Borrower. This Amended and Restated Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and shall be subject to the provisions governing the conduct of, the Commitment Parties hereunder. Except as set forth in Section 2 hereof, this Amended and Restated Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Amended and Restated Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amended and Restated Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Amended and Restated Commitment Letter (including the exhibits hereto), together with the Amended and Restated Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS AMENDED AND RESTATED COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS AMENDED AND RESTATED COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in Exhibit E hereto) (and whether or not a Company Material Adverse Effect (as defined in Exhibit E hereto) has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in accordance with the terms of the Acquisition Agreement) and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Any Lead Arranger may, subject to your consent (which consent will not be unreasonably withheld or delayed), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrowers and the amount, type and closing date of the Transactions, all at the expense of such Lead Arranger.

Each of the parties hereto agrees that (i) this Amended and Restated Commitment Letter is a binding and enforceable agreement, at law and in equity, with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation in a manner consistent with this Amended and Restated Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to the conditions precedent as expressly provided herein, and (ii) the Amended and Restated Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein; provided that nothing in this Amended and Restated Commitment Letter obliges you or any of your affiliates to consummate the Acquisition or to draw all or any portion of, or enter into, the Facilities.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AMENDED AND RESTATED COMMITMENT LETTER OR THE AMENDED AND RESTATED FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding (whether in contract, tort or otherwise) arising out of or relating to this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”)) and 31 C.F.R § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Amended and Restated Fee Letter and the provisions of Section 8 of this Amended and Restated Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Amended and Restated Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Amended and Restated Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 of this Amended and Restated Commitment Letter and the penultimate sentence of Section 4 of this Amended and Restated Commitment Letter, and other than your obligations with respect to the confidentiality of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the Facilities Documentation, upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Amended and Restated Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder in their entirety (or a portion thereof on a pro rata basis amongst the Initial Lenders and in a manner consistent with (i) the allocation of the purchase price reduction described under paragraph 1 of Exhibit E hereto and (ii) the Commitment Reduction) at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amended and Restated Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Amended and Restated Commitment Letter and of the Amended and Restated Fee Letter by returning to the Lead Arrangers executed counterparts hereof and of the Amended and Restated Fee Letter not later than 11:59 p.m., New York City time, on February 12, 2024. The offer of the Initial Lenders and the Lead Arrangers to provide the commitments and services hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. Upon execution and delivery of this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the Facilities and our other undertakings in connection therewith available for you until the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Acquisition without the funding of the Facilities and (iii) the later of (x) 11:59 p.m., New York City time, on October 28, 2024 and (y) if the End Date (as defined in the Acquisition Agreement as of January 28, 2024) is extended for an additional three months pursuant to Section 10.1(b)(i) of the Acquisition Agreement (as in effect on January 28, 2024), January 28, 2025.

Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to provide the Facilities and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christopher L. Beery
Name:	Christopher L. Beery
Title:	Vice President

[Signature page to Amended and Restated Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Erica Scola
Name:	Erica Scola
Title:	Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Adam Hyder
Name:	Adam Hyder
Title:	Managing Director

[Signature page to Amended and Restated Commitment Letter]

MUFG BANK, LTD.

By:	/s/ Alex Mautone
Name:	Alex Mautone
Title:	Director

[Signature page to Amended and Restated Commitment Letter]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Edwin E. Roland, Jr
Name:	Edwin E. Roland, Jr
Title:	Managing Director

By:	/s/ Ryan Corning
Name:	Ryan Corning
Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Edwin E. Roland, Jr
Name:	Edwin E. Roland, Jr
Title:	Managing Director

By:	/s/ Ryan Corning
Name:	Ryan Corning
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Edwin E. Roland, Jr
Name:	Edwin E. Roland, Jr
Title:	Managing Director

By:	/s/ Ryan Corning
Name:	Ryan Corning
Title:	Managing Director

[Signature page to Amended and Restated Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Gregory Kress
Name:	Gregory Kress
Title:	Senior Vice President

BOFA SECURITIES, INC.

By:	/s/ Coley McMenamin
Name:	Coley McMenamin
Title:	Managing Director

[Signature page to Amended and Restated Commitment Letter]

BANK OF MONTREAL

By:	/s/ Mark Trudell
Name:	Mark Trudell
Title:	Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Mark Trudell
Name:	Mark Trudell
Title:	Managing Director

[Signature page to Amended and Restated Commitment Letter]

ING CAPITAL LLC

By:	/s/ Jean Grasso
Name:	Jean Grasso
Title:	Managing Director

By:	/s/ Jeff Chu
Name:	Jeff Chu
Title:	Director

[Signature page to Amended and Restated Commitment Letter]

M&T BANK

By:	/s/ JT Jacus
Name:	JT Jacus
Title:	Senior Vice President

[Signature page to Amended and Restated Commitment Letter]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Liam Brickley
Name:	Liam Brickley
Title:	Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ John Broeren
Name:	John Broeren
Title:	Managing Director

[Signature page to Amended and Restated Commitment Letter]

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Jun Ashley
Name:	Jun Ashley
Title:	Director

[Signature page to Amended and Restated Commitment Letter]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Kevin Walder
Name:	Kevin Walder
Title:	Duly Authorized Signatory

By:	/s/ Sam Baruch
Name:	Sam Baruch
Title:	Duly Authorized Signatory

[Signature page to Amended and Restated Commitment Letter]

THE HUNTINGTON NATIONAL BANK

By:	/s/ David A. Dwyer
Name:	David A. Dwyer
Title:	Managing Director

[Signature page to Amended and Restated Commitment Letter]

Accepted and agreed to as of
the date first above written:

WILLSCOT MOBILE MINI HOLDINGS CORP.

By:	/s/ Timothy D. Boswell
Name:	Timothy D. Boswell
Title:	President & Chief Financial Officer

[Signature page to Amended and Restated Commitment Letter]

Annex I

INCREMENTAL ABL COMMITMENTS

Initial Incremental ABL Lender	Commitment Amount
Wells Fargo Bank, National Association	$400,000,000.00
Bank of America, N.A.	$66,176,470.59
JPMorgan Chase Bank, N.A.	$66,176,470.59
MUFG Bank, Ltd.	$66,176,470.59
Deutsche Bank AG New York Branch	$26,470,588.23
Bank of Montreal	$25,000,000.00
ING Capital LLC	$20,000,000.00
M&T Bank	$20,000,000.00
PNC Bank, National Association	$20,000,000.00
Sumitomo Mitsui Banking Corporation	$20,000,000.00
Capital One, National Association	$10,000,000.00
The Huntington National Bank	$10,000,000.00
Total:	$750,000,000.00

BRIDGE A COMMITMENTS

Initial Bridge A Lender	Commitment Amount
JPMorgan Chase Bank, N.A.	$196,875,000.00
MUFG Bank, Ltd.	$196,875,000.00
Wells Fargo Bank, National Association	$196,875,000.00
Deutsche Bank AG Cayman Islands Branch	$87,500,000.00
Bank of Montreal	$39,375,000.00
ING Capital LLC	$35,000,000.00
M&T Bank	$35,000,000.00
PNC Bank, National Association	$35,000,000.00
Sumitomo Mitsui Banking Corporation	$35,000,000.00
Capital One, National Association	$8,750,000.00
The Huntington National Bank	$8,750,000.00
Total:	$875,000,000.00

Annex I-1

BRIDGE B COMMITMENTS

Initial Bridge B Lender	Commitment Amount
JPMorgan Chase Bank, N.A.	$196,875,000.00
MUFG Bank, Ltd.	$196,875,000.00
Wells Fargo Bank, National Association	$196,875,000.00
Deutsche Bank AG Cayman Islands Branch	$87,500,000.00
Bank of Montreal	$39,375,000.00
ING Capital LLC	$35,000,000.00
M&T Bank	$35,000,000.00
PNC Bank, National Association	$35,000,000.00
Sumitomo Mitsui Banking Corporation	$35,000,000.00
Capital One, National Association	$8,750,000.00
The Huntington National Bank	$8,750,000.00
Total:	$875,000,000.00

Annex I-2

Exhibit A

Project Brunello
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Amended and Restated Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

It is intended that the Acquisition be consummated pursuant to that certain Agreement and Plan of Merger, dated as of January 28, 2024 (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”), by and among WS, Merger Sub I, Merger Sub II and the Company. Pursuant to the Acquisition Agreement, Merger Sub I will merge with and into the Company, with the Company being the surviving corporation of the merger and, upon consummation of the merger, a wholly-owned subsidiary of WS, and, immediately thereafter, the Company will merge with and into Merger Sub II, with Merger Sub II being the surviving corporation of the merger and, immediately following such merger, through a series of contributions, an indirect subsidiary of WS and a direct subsidiary of WS’ indirect operating subsidiary, the Administrative Borrower.

In connection with the Acquisition, the equity holders of the Company will receive a combination of cash and common stock of WS (the “WS Stock Merger Consideration”) as merger consideration.

In connection with the foregoing, it is intended that:

(a)            the Administrative Borrower will:

(i)             seek to effect an amendment to the Existing ABL Credit Agreement (the “ABL Amendment”; the Existing ABL Credit Agreement, as amended by the ABL Amendment, the “Amended ABL Credit Agreement”) to implement the amendments specified in Annex I to this Exhibit A (all such amendments, the “Required Amendments”);

(ii)            (x) obtain additional revolving commitments in an aggregate principal amount of up to $750.0 million on the terms described in Exhibit B to the Amended and Restated Commitment Letter (the “Incremental ABL Facility”, and together with the Existing ABL Facility, the “ABL Facility”), which will be documented as a Revolving Commitment Increase under and as defined in the Existing ABL Credit Agreement (which Revolving Commitment Increase may be included as an amendment in the ABL Amendment referred to above) and (y) draw down on the unutilized portion of the ABL Facility in an amount to be determined by the Administrative Borrower subject to the limitations set forth in Exhibit B to the Amended and Restated Commitment Letter;

(iii)           issue and sell second-lien senior secured notes due 2029 (the “2029 Notes”) in a Rule 144A or other private placement yielding $875.0 million in gross cash proceeds and/or (ii) obtain senior secured increasing rate loans (the “Bridge A Loans”) under a senior secured credit facility having the terms described in Exhibit C to the Amended and Restated Commitment Letter (the “Bridge A Facility”), in an amount as will generate gross cash proceeds of up to $875.0 million when taken together with the gross cash proceeds from any issuance of 2029 Notes or Bridge A Replacement Securities (as defined in the Amended and Restated Fee Letter) (as such amount may be reduced in accordance with the Commitment Reduction); and

Exhibit A-1

(iv)           issue and sell second-lien senior secured notes due 2032 (the “2032 Notes”, and together with the 2029 Notes, the “Notes”) in a Rule 144A or other private placement yielding $875.0 million in gross cash proceeds and/or (ii) obtain senior secured increasing rate loans (the “Bridge B Loans”, and together with the Bridge A Loans, the “Bridge Loans”) under a senior secured credit facility having the terms described in Exhibit D to the Amended and Restated Commitment Letter (the “Bridge B Facility”, and together with the Bridge A Facility, the “Bridge Facilities”), in an amount as will generate gross cash proceeds of up to $875.0 million when taken together with the gross cash proceeds from any issuance of 2032 Notes or Bridge B Replacement Securities (as defined in the Amended and Restated Fee Letter) (as such amount may be reduced in accordance with the Commitment Reduction);

(b)             in connection with the Acquisition, the indebtedness of the Company and its subsidiaries under:

(i)             that certain Second Amended and Restated Credit Agreement, dated as of July 15, 2022 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Target Credit Agreement”), among, inter alios, the Company, as borrower, and Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and lender, and the other lenders named therein;

(ii)            that certain Second Amended and Restated Facility Letter, dated as of August 10, 2022 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Target Credit Line”), among the Company and MUFG Union Bank, N.A.; and

(iii)           that certain Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 8, 2023 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Target Notes”), among, inter alios, the Company, certain subsidiaries of the Company party thereto, PGIM, Inc. and the other signatories thereto, will be repaid or otherwise satisfied and discharged, and any related liens and guarantees will be terminated (the “Debt Repayment”); and

(c)            the proceeds of the WS Stock Merger Consideration, the ABL Facility, the Bridge Facilities (and/or the Notes) and cash on hand at the Company and its subsidiaries on the Closing Date will be applied to (i) pay the purchase price for the Acquisition (the “Acquisition Consideration”), (ii) effect the Debt Repayment, and (iii) pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”).

Exhibit A-2

Annex I to Exhibit A

Project Brunello
Summary of Required Amendments

All capitalized terms used but not defined herein shall have the meaning given them in the Amended and Restated Commitment Letter to which this Exhibit is attached, including all Exhibits thereto, and if not defined therein, in the Existing ABL Credit Agreement.

The term “Required Amendments” refers to the following amendments to the Existing ABL Credit Agreement, in each case, in the form to be mutually agreed in good faith by the Borrowers and the ABL Lead Arrangers:

1.	In the event that a field examination and/or appraisal with respect to the Company and its subsidiaries cannot be completed and delivered prior to the Closing Date, for the period from the Closing Date until the 120th day after the Closing Date (or such earlier date following delivery of a satisfactory field examination and/or appraisal with respect to the Company and its subsidiaries or, if the Borrower is using commercially reasonable efforts to deliver such field examination and appraisal, such later date (not to exceed the 180th day after the Closing Date) as may be agreed to by the ABL Administrative Agent), the Borrowing Base shall include the applicable assets of the Company and its subsidiaries that are Guarantors in an amount equal to the amount that would be included in the Borrowing Base based on the criteria and asset classes set forth in the Existing ABL Credit Agreement and as set forth below, calculated with respect to the Company and its subsidiaries based on the most recently available financial statements of the Company (the “Modified Borrowing Base”):

a.	twenty percent (20%) of the net book value of Accounts and Chattel Paper of the Company and its subsidiaries that are Guarantors;

b.	ninety-five percent (95%) of the net book value of Eligible Rental Equipment consisting of modular/storage assets of the Company and its subsidiaries that are Guarantors; and

c.	seventy percent (70%) of the net book value of Eligible Rental Equipment consisting of electronic test equipment of the Company and its subsidiaries that are Guarantors.

In the event that a field examination and/or appraisal for the assets of the Company and its subsidiaries are not completed and an updated Borrowing Base Certificate is not delivered within such 120-day period (or such later date as described above), the Borrowing Base will not include any assets of the Company and its subsidiaries as of the 120th day (or such later date as described above) following the Closing Date.

2.	Amend the definition of “Rental Equipment” to reflect the assets of the Company and its subsidiaries that are Guarantors, including, without limitation, modular/storage assets and electronic test equipment.

3.	Reset the Revolver Commitment Increase basket to $750.0 million.

Exhibit A-3

4.	Effect the transition from CDOR to CORRA with respect to Canadian BA Rate and Canadian Prime Rate pursuant to and in accordance with the applicable provisions set forth in the Existing ABL Credit Agreement.

5.	After the completion of a field examination and/or appraisal for the assets of the Company and its subsidiaries, eligible electronic test equipment shall be included in the Borrowing Base in an amount equal to the lesser of (i) 95% of net book value and (ii) 85% of appraised NOLV.

6.	There shall be no condition or requirement for the absence of a Default or Event of Default with respect to the effectiveness of the Incremental ABL Facility, any borrowing of ABL Loans on the Closing Date or consummation of the Acquisition or Transactions.

Exhibit A-4

Exhibit B

Project Brunello

$750.0 Million Incremental ABL Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meaning given them in the Amended and Restated Commitment Letter to which this Exhibit is attached, including all Exhibits thereto, and if not defined therein, in the Existing ABL Credit Agreement.

Borrowers:	The Administrative Borrower will be the borrower under the Incremental ABL Facility described below, together with any additional wholly owned US subsidiary of the Administrative Borrower that becomes a “US Borrower”, as defined in and under the Existing ABL Credit Agreement (collectively, the “US Borrowers”, and together with the Canadian Borrowers (as defined in the Existing ABL Credit Agreement), the “Borrowers”).

Holdings:	Holdings.

Transactions:	As set forth in Exhibit A to the Amended and Restated Commitment Letter.

ABL Administrative Agent:	The ABL Administrative Agent will act as sole and exclusive administrative agent and collateral agent for the Incremental ABL Lenders (as defined below) in respect of the Incremental ABL Facility.

ABL Lead Arrangers and Bookrunners:	BofAS, Wells Fargo Bank, JPMCB, MUFG, DBSI, BMOCM, ING, M&T, PNC Bank, SMBC, Capital One and Huntington (collectively, the “ABL Lead Arrangers”) will perform the duties customarily associated with such roles.

ABL Lenders:	A syndicate of banks, financial institutions and other investors reasonably acceptable to the ABL Lead Arrangers and the Administrative Borrower (such consent not to be unreasonably withheld or delayed), excluding any Disqualified Institutions (as defined in the Existing ABL Credit Agreement) (the “Incremental ABL Lenders”).

Incremental ABL Facility:	An increase to the revolving commitments in respect of the Existing ABL Facility in an aggregate principal amount of up to $750.0 million (the “Incremental ABL Facility”, and the loans thereunder, the “Incremental ABL Loans”), which shall constitute an increase to the US Facility Commitments (as defined in the Existing ABL Credit Agreement) and be available to the US Borrowers.

Exhibit B-1

Subsequent Incremental Facilities:	Consistent with the Existing ABL Credit Agreement, as amended by the Required Amendments (solely to the extent that the Required Amendments are obtained).

Swingline Facility:	Consistent with the Existing ABL Credit Agreement.

Purpose:	The letters of credit and proceeds of the Incremental ABL Loans may be used by the Borrowers to pay the Acquisition Funds and fund the other Transactions or for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other permitted investments and permitted dividends and any other use not prohibited by the ABL Facility Documentation.

Availability:

The Incremental ABL Loans will be available on and after the Closing Date; provided that, usage on the Closing Date will only be available:

(i)     to finance the Transactions (including payment of a portion of the Acquisition Consideration and all or a portion of the Transaction Costs) and for general corporate purposes, including working capital and/or purchase price adjustments under the Acquisition Agreement in an aggregate amount not to exceed the greater of (x) (1) prior to obtaining the Required Amendments, $1,018 million and (2) upon obtaining the Required Amendments, $1,518 million (in each case, inclusive of borrowings made on the Closing Date under the Existing ABL Facility to finance the Transactions and for general corporate purposes) and (y) an amount such that, after giving effect to such borrowing, Excess Availability is not less than $1,000 million (in each case, exclusive of amounts described in clause (ii) below); and

(ii)   to finance any original issue discount or upfront fees.

Amounts repaid under the ABL Facility may be reborrowed on terms consistent with the Existing ABL Credit Agreement.

Interest Rates:	Consistent with the Existing ABL Credit Agreement.

Letter of Credit Fees:	Consistent with the Existing ABL Credit Agreement.

Commitment Fees:	Consistent with the Existing ABL Credit Agreement.

Default Rate:	Consistent with the Existing ABL Credit Agreement.

Final Maturity and Amortization:	Consistent with the Existing ABL Credit Agreement.

Exhibit B-2

Borrowing Base:	Subject to the ABL Documentation Principles, consistent with the Existing ABL Credit Agreement (as amended by the Required Amendments (solely to the extent that the Required Amendments are obtained)).

Guarantees and Security:	Subject to the ABL Documentation Principles and the Certain Funds Provisions, consistent with the Existing ABL Credit Agreement.

Intercreditor Agreement:	The relative rights and priorities in the Collateral for the secured parties under (a) the ABL Facility and (b) the Bridge Facilities and other existing or future second lien indebtedness of the Loan Parties will be set forth in the Intercreditor Agreement, dated as of July 1, 2020, by and among Bank of America, N.A., Deutsche Bank Trust Company Americas, each additional representative and collateral agent that becomes a party thereto, the Administrative Borrower and the other grantors party thereto from time to time (as may be amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).

Facility Allocation Mechanism:	Consistent with the Existing ABL Credit Agreement.

Cash Management and Cash Dominion:	Subject to the ABL Documentation Principles, consistent with the Existing ABL Credit Agreement.

Mandatory and Voluntary Prepayments:	Subject to the ABL Documentation Principles, consistent with the Existing ABL Credit Agreement.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Incremental ABL Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Amended and Restated Commitment Letter (subject to the Certain Funds Provisions), (b) delivery of a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties except as described in the following clause (c)), (c) (i) the accuracy, in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects), of the Specified Representations and (only to the extent that WS (or its affiliate) has the right (taking into account any applicable cure provisions) to terminate WS’s or its affiliate’s obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach thereof) the Specified Acquisition Agreement Representations and (ii) no Event of Default (as defined in the Existing ABL Credit Agreement) arising under Section 10.1.1 or Section 10.1.5 of the Existing ABL Credit Agreement having occurred and being continuing as of the Closing Date, both before and after giving effect to the consummation of the Transactions; provided, however, that upon the appointment of the Super-Majority Additional Arrangers, this clause (ii) shall have no further force and effect, (d) availability under the Borrowing Base or, solely to the extent that the Required Amendments are obtained, the Modified Borrowing Base (as defined in Annex I of Exhibit A), as applicable, and (e) the applicable conditions set forth in Exhibit E to the Amended and Restated Commitment Letter.

Exhibit B-3

The representations and warranties set forth in the ABL Facility Documentation will be required to be made on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations, as set forth above) to be true and correct in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects) on the Closing Date will not constitute the failure of a condition precedent to funding under the ABL Facility on the Closing Date.

Conditions to Borrowings after the Closing Date:	Consistent with the Existing ABL Credit Agreement.

Documentation:	The definitive documentation for the ABL Facility (the “ABL Facility Documentation”, and together with the Bridge A Facility Documentation and the Bridge B Facility Documentation, collectively, the “Facilities Documentation”) will be based on and consistent with the Existing ABL Credit Agreement, as in effect on the date of the Original Commitment Letter, and solely with such other modifications thereto as are required to reflect the terms and conditions of this Exhibit B with respect to the Incremental ABL Facility (collectively, the “ABL Documentation Principles”); provided that any extensions of credit under the ABL Facility Documentation to be made by Wells Fargo Bank or any of its affiliates to any UK Borrower (if any) shall be made by such of Wells Fargo Bank’s affiliates or lending offices or branches as it elects, including Wells Fargo Bank, NA London Branch, it being understood and agreed that the ABL Facility Documentation shall not contain any condition as to the availability and initial funding on the Closing Date other than the applicable conditions set forth under the heading “Conditions to Initial Borrowing” in this Exhibit B, in each case, subject to the Certain Funds Provisions and the applicable conditions set forth in Exhibit E to the Amended and Restated Commitment Letter.

Representations and Warranties, other Covenants, Events of Default:	Subject to the ABL Documentation Principles and the Certain Funds Provisions, consistent with the Existing ABL Credit Agreement.

Exhibit B-4

Financial Covenant:	Consistent with the Existing ABL Credit Agreement.

Voting:	Consistent with the Existing ABL Credit Agreement.

Cost and Yield Protection:	Subject to the ABL Documentation Principles, consistent with the Existing ABL Credit Agreement.

Defaulting Lenders:	Subject to the ABL Documentation Principles, consistent with the Existing ABL Credit Agreement.

Assignments and Participations:	Subject to the ABL Documentation Principles, consistent with the Existing ABL Credit Agreement.

Bail-In Provisions, QFC Stay Rules and Erroneous Payments:	Consistent with the Existing ABL Credit Agreement.

Expenses and Indemnification:	Subject to the ABL Documentation Principles, consistent with the Existing ABL Credit Agreement.

Governing Law and Forum:	New York (other than collateral documents governed by applicable local law).

Counsel to the ABL Administrative Agent:	Latham & Watkins LLP.

Exhibit B-5

Exhibit C

Project Brunello

$875.0 Million Bridge A Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meaning given them in the Amended and Restated Commitment Letter to which this Exhibit is attached, including all Exhibits thereto, and if not defined therein, in the Existing Indenture (as defined below).

Borrower:	The Administrative Borrower (as used in this Exhibit C, the “Borrower”).

Transactions:	As set forth in Exhibit A to the Amended and Restated Commitment Letter.

Bridge A Administrative Agent:	JPMCB will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Bridge A Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Borrower, excluding any Disqualified Lender (together with the Initial Bridge A Lenders, the “Bridge A Lenders”), and will perform the duties customarily associated with such role.

Bridge A Lead Arranger:	JPMCB, MUFG, WF Securities, DBSI, BMOCM, ING, M&T, PNC Capital Markets, SMBC, Capital One and Huntington (collectively, the “Bridge A Lead Arrangers”) will perform the duties customarily associated with such roles.

Bridge A Loans:	The Lenders will make senior secured increasing rate loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $875.0 million minus the amount of gross proceeds from 2029 Notes issued on the Closing Date or any “demand” securities issued in lieu thereof pursuant to the Amended and Restated Fee Letter, minus the applicable Commitment Reduction Amount (if any), and plus, at the election of the Borrower, an additional amount sufficient to fund any upfront fees or original issue discount with respect to any Notes.

Availability:	The Bridge A Lenders will make the Bridge A Loans on the Closing Date simultaneously with the consummation of the Acquisition. Amounts borrowed under the Bridge A Facility that are repaid or prepaid may not be reborrowed.

Uses of Proceeds:	The proceeds of the Bridge A Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the ABL Facility and the Bridge B Facility, the proceeds from the issuance of the Notes, the WS Stock Merger Consideration, and cash on hand at the Borrower, to provide Acquisition Funds.

Exhibit C-1

Ranking:	The Bridge A Loans will rank equal in right of payment with the ABL Facility, the Bridge B Loans, and other senior indebtedness of the Borrower.

Guarantees:	All obligations of the Borrower under the Bridge A Facility (the “Bridge A Obligations”) will be jointly and severally guaranteed by each obligor under the ABL Facility that is organized under the laws of the United States, any state thereof or the District of Columbia (the “Bridge A Guarantors”), on a senior secured basis (such guarantees, the “Bridge A Guarantees”). The Bridge A Guarantees will automatically be released upon the release of the corresponding guarantees of the ABL Facility (other than upon repayment in full thereof). The Guarantees will rank equal in right of payment with the guarantees of the ABL Facility and the Bridge B Facility.

Security:

The Bridge A Obligations and the Bridge A Guarantees will be secured by a perfected second priority (subject to permitted liens) security interest in all Collateral (as defined in the Existing ABL Credit Agreement) (except Excluded Assets) of the Borrower and the Bridge A Guarantors, subject to the Intercreditor Agreement (as defined in Exhibit B to the Amended and Restated Commitment Letter).

Additional terms (including limitations and exclusions) shall be consistent with the Bridge A/Bond Documentation Principles.

Maturity:	All Bridge A Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge A Maturity Date”), which shall be extended as provided below. If any of the Bridge A Loans have not been previously repaid in full on or prior to the Initial Bridge A Maturity Date, subject to the absence of a payment or bankruptcy event of default with respect to the Borrower, such Bridge A Loans will be automatically converted into a senior secured term loan (each an “2029 Extended Term Loan”) due on the date that is five years after the date of funding of the Bridge A Facility (the “2029 Extended Maturity Date”) and having terms set forth on Annex I to this Exhibit C. The date on which Bridge A Loans are converted into 2029 Extended Term Loans is referred to in this Exhibit as the “Bridge A Conversion Date”. On any day following the Bridge A Conversion Date, at the option of the applicable Bridge A Lender, the 2029 Extended Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “2029 Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II to this Exhibit C; provided that (i) no 2029 Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $125.0 million in aggregate principal amount of 2029 Exchange Notes, and shall not be required to issue 2029 Exchange Notes more than once in any calendar month, and (ii) no subsequent 2029 Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $125.0 million in aggregate principal amount of additional 2029 Exchange Notes or if less, the remaining amount of 2029 Extended Term Loans.

Exhibit C-2

The 2029 Extended Term Loans will be governed by the provisions of the Bridge A Facility Documentation (as hereinafter defined) and will have the same terms as the Bridge A Loans except as set forth on Annex I to this Exhibit C. The 2029 Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II to this Exhibit C.

The 2029 Extended Term Loans and the 2029 Exchange Notes shall rank equal in right of payment for all purposes.

Interest Rates:	Interest on the Bridge A Loans for the first three-month period commencing on the Closing Date shall be payable at Term SOFR (for interest periods of one, three or six months, as selected by the Borrower) plus 3.00% (as used in this Exhibit C, the “Initial Margin”), and commencing at the end of such initial three-month period, subject to the Bridge A Total Cap (as defined in the Amended and Restated Fee Letter) and at the end of each three-month period occurring thereafter, interest shall increase by an additional 25 basis points for so long as the Bridge A Loans are outstanding (except on the Bridge A Conversion Date) (the Initial Margin, together with each 25 basis point step-up, the “Applicable Margin”).

“Term SOFR” shall be defined in a manner consistent with the Existing ABL Credit Agreement.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Bridge A Loans exceed the amount specified in the Amended and Restated Fee Letter in respect of the Bridge A Facility as the “Bridge A Total Cap”.

Following the Initial Bridge A Maturity Date, all outstanding 2029 Extended Term Loans will accrue interest at a rate equal to the Bridge A Total Cap.

Interest Payments:	Interest on the Bridge A Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Initial Bridge A Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Exhibit C-3

Default Rate:	During the continuance of any event of default under the Bridge A Facility Documentation, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge A Loans, 2029 Extended Term Loans or 2029 Exchange Notes affect the payment of any default rate of interest in respect of any Bridge A Loan, 2029 Extended Term Loans or 2029 Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge A Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the 2029 Notes; provided that in the event any Bridge A Lender or affiliate of a Bridge A Lender purchases debt securities from the Borrower pursuant to a permitted securities demand under the Amended and Restated Fee Letter at an issue price above the price at which such Bridge A Lender or affiliate has reasonably determined such debt securities can be resold by such Bridge A Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge A Lender or affiliate, be applied first to prepay the initial Bridge A Loans of such Bridge A Lender or affiliate (provided that if there is more than one such Bridge A Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge A Loans of all such Bridge A Lenders or affiliates in proportion to such Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the initial Bridge A Loans held by other Bridge A Lenders; (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined in a manner consistent with the Bridge A/Bond Documentation Principles) by the Borrower or any of its restricted subsidiaries and other indebtedness, including, for the avoidance of doubt, issuances of debt convertible into equity and/or equity-linked securities (other than Permitted Debt (to be defined in a manner consistent with the Bridge A/Bond Documentation Principles)), (iii) the net cash proceeds from the issuance of any equity or equity-linked securities by the Borrower or any direct or indirect parent company of the Borrower (other than (x) issuances pursuant to employee stock plans and (y) issuances pursuant to a Registration Statement on Form S-4 in connection with an exchange offer) and (iv) the net cash proceeds from any non-ordinary course asset sales by, or condemnation proceeds of, in each case, the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the ABL Facility or the holders of certain other indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii), (iii) and (iv) above with exceptions and baskets consistent with the Bridge A/Bond Documentation Principles. The Borrower will also be required to offer to prepay the Bridge A Loans following the occurrence of a change of control (to be defined in a manner consistent with the Bridge A/Bond Documentation Principles) at 100% of the outstanding principal amount thereof, subject to the Bridge A/Bond Documentation Principles. These mandatory prepayment provisions will not apply to the 2029 Extended Term Loans.

Exhibit C-4

Optional Prepayment:	The Bridge A Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Bridge A Facility (the “Bridge A Facility Documentation”) shall, except as expressly set forth in this Exhibit C (and subject to the right of the Bridge A Lead Arrangers to exercise any “market flex” under the Amended and Restated Fee Letter), be consistent with the terms of that certain Indenture, dated as of September 25, 2023, governing the 7.375% Senior Secured Notes due 2031 issued by the Borrower (the “Existing Indenture”), and in any event containing terms no less favorable to the Borrower than those contained in the Existing Indenture (reflecting, in the case of the Bridge A Facility or 2029 Extended Term Loans, credit agreement format), which will be subject to (a) such adjustments to basket sizing, thresholds and exceptions to be agreed to reflect the increase to Consolidated EBITDA, the total assets and leverage level of the Borrower and its subsidiaries (after giving effect to the Acquisition and the other Transactions) but, in any event, not less than the fixed dollar baskets and thresholds in the Existing ABL Credit Agreement (with changes, modifications and cushions that reflect the bridge nature of the Bridge A Facility), (b) in a manner to be mutually agreed, to the operational and agency provisions not specifically set forth in this Exhibit C and not in contravention of anything specifically set forth in this Exhibit C that are customarily included in credit agreements with respect to which the Bridge A Administrative Agent acts as administrative agent, and (c) modifications to reflect changes in laws or accounting standards since the date of such precedent (collectively, the “Bridge A/Bond Documentation Principles”), it being understood and agreed that the Bridge A Facility Documentation shall not contain any condition as to the availability and initial funding on the Closing Date other than the applicable conditions set forth under the heading “Conditions to Initial Borrowing” in this Exhibit C, in each case, subject to the Certain Funds Provisions and the applicable conditions set forth in Exhibit E to the Amended and Restated Commitment Letter.

Exhibit C-5

Conditions to Borrowing:

The availability of the Bridge A Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Amended and Restated Commitment Letter (subject to the Certain Funds Provisions), (b) delivery of a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties except as described in the following clause (c)), (c) the accuracy, in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects), of the Specified Representations and (only to the extent that WS (or its affiliate) has the right (taking into account any applicable cure provisions) to terminate WS’ or its affiliate’s obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach thereof) the Specified Acquisition Agreement Representations and (d) the applicable conditions set forth in Exhibit E to the Amended and Restated Commitment Letter.

The representations and warranties set forth in the Bridge A Facility Documentation will be required to be made on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations, as set forth above) to be true and correct in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects) on the Closing Date will not constitute the failure of a condition precedent to funding under the Bridge A Facility on the Closing Date.

Representations and Warranties:	Subject to the Certain Funds Provisions, the Bridge A Facility Documentation will contain representations and warranties as are substantially similar to (but less restrictive than) those in the Existing ABL Credit Agreement, including as to exceptions and qualifications.

Covenants:	The Bridge A Facility Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the Bridge A/Bond Documentation Principles, and shall in no event be more restrictive than those in the Existing ABL Credit Agreement (other than where the nature of bridge covenants differs from the ABL covenant structure). Prior to the Initial Bridge A Maturity Date, the debt, liens and restricted payment covenants of the Bridge A Loans will be more restrictive than those of the 2029 Extended Term Loans and the 2029 Exchange Notes, as reasonably agreed by the Bridge A Lead Arrangers and the Borrower.

Exhibit C-6

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees, consistent in each case with the Bridge A/Bond Documentation Principles (and subject to customary notice and grace periods and threshold amounts).

Cost and Yield Protection:	The Bridge A Facility Documentation will include customary tax gross up, cost and yield protection provisions substantially consistent with those set forth in the Existing ABL Credit Agreement.

Assignments and Participations:

The Bridge A Lenders will have the right to assign (other than to any Bridge Disqualified Lender (with the list of Bridge Disqualified Lenders being made available to all Bridge A Lenders and prospective assignees and each assignee being required to represent that it is not a Bridge Disqualified Lender or an affiliate of a Bridge Disqualified Lender)) Bridge A Loans after the Closing Date in consultation with but without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Amended and Restated Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, (i) an Initial Bridge A Lender (together with its affiliates) would hold, in the aggregate, less than 51% of the Bridge Loans held by such Initial Lender (together with its affiliates) on the Closing Date or (ii) the Initial Bridge A Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Bridge A Loans.

The Bridge A Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Bridge Disqualified Lenders. Without limiting the generality of the foregoing, the Bridge A Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Bridge A Lender or participant or prospective Bridge A Lender or participant is a Bridge Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Bridge A Loans, or disclosure of confidential information, to any Bridge Disqualified Lender.

Exhibit C-7

The Bridge A Lenders will have the right to participate their Bridge A Loans, before or after the Closing Date without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge A Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge A Facility Documentation will contain customary provisions for replacing non-consenting Bridge A Lenders.

Voting:	Amendments and waivers of the Bridge A Facility Documentation will require the approval of Bridge A Lenders holding more than 50% of the outstanding Bridge A Loans, except that (a) the consent of each affected Bridge A Lender will be required for (i) reductions of principal, interest rates, fees or the Applicable Margin, (ii) extensions of the Initial Bridge A Maturity Date (except as provided under “Maturity” above) or the 2029 Extended Maturity Date, (iii) additional restrictions on the right to exchange 2029 Extended Term Loans for 2029 Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the 2029 Exchange Notes that requires (or would, if any 2029 Exchange Notes were outstanding, require) the approval of all holders of 2029 Exchange Notes and (v) subject to certain exceptions consistent with the Bridge A/Bond Documentation Principles, releases of all or substantially all of the value of the Bridge A Guarantees (other than in connection with any release or sale of the relevant Bridge A Guarantor permitted by the Bridge A Facility Documentation) and (b) the consent of 100% of the Bridge A Lenders will be required with respect to modifications to any of the voting percentages.

Bail-In Provisions:	The Bridge A Facility Documentation will include customary Bail-In Provisions.

Expenses and Indemnification:	The Bridge A Facility Documentation will include expense and indemnification provisions substantially consistent with those set forth in the Existing ABL Credit Agreement.

Governing Law:	New York.

Counsel to the Bridge A Administrative Agent:	Latham & Watkins LLP.

Exhibit C-8

Annex I to Exhibit C

2029 Extended Term Loans

Maturity:	The 2029 Extended Term Loans will mature on the date that is five years after the Closing Date.

Interest Rate:	The 2029 Extended Term Loans will bear interest at an interest rate per annum (the “2029 Extended Term Loan Interest Rate”) equal to the then applicable Bridge A Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the 2029 Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

Default Rate:	During the continuance of any event of default under the 2029 Extended Term Loans, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge A Loans.

Guarantees:	Same as the Bridge A Loans.

Security and Intercreditor Agreement:	Same as the Bridge A Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Bridge A Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, with respect to which the provisions of the Bridge A Loans will apply) and defaults which would be applicable to the 2029 Exchange Notes, if issued, will also be applicable to the 2029 Extended Term Loans in lieu of the corresponding provisions of the Bridge A Facility Documentation.

Optional Prepayment:	The 2029 Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

Exhibit C-9

Annex II to Exhibit C

2029 Exchange Notes

Issuer:	The Borrower will issue the 2029 Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the 2029 Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The 2029 Exchange Notes will be available only in exchange for the 2029 Extended Term Loans on or after the Bridge A Conversion Date. The principal amount of any 2029 Exchange Note will equal 100% of the aggregate principal amount of the 2029 Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of 2029 Extended Term Loans to be exchanged for 2029 Exchange Notes will be $125.0 million.

Maturity:	The 2029 Exchange Notes will mature on the date that is five years after the Closing Date.

Interest Rate:	The 2029 Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Bridge A Total Cap.

Default Rate:	During the continuance of any event of default under the 2029 Exchange Notes, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge A Loans and 2029 Extended Term Loans.

Guarantees:	Same as the Bridge A Loans and 2029 Extended Term Loans.

Security and Intercreditor Agreement:	Same as the Bridge A Loans and 2029 Extended Term Loans.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the 2029 Exchange Notes (and, if outstanding, prepay the 2029 Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries, in excess of amounts either reinvested or required to be paid to the lenders under the ABL Facility or to holders of certain other indebtedness, with such proceeds being applied to the 2029 Extended Term Loans, the 2029 Exchange Notes, and the 2029 Notes in a manner set forth in the Existing Indenture, subject to the Bridge A/Bond Documentation Principles.

Exhibit C-10

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the 2029 Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Bridge A/Bond Documentation Principles) at a price in cash equal to 101% (or 100% in the case of 2029 Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”)), and excluding 2029 Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (as used in this Exhibit C, the “Repurchased Securities”), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such 2029 Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the 2029 Exchange Notes will be non-callable until the second anniversary of the date of the funding of the Bridge A Loans. Thereafter, each such 2029 Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such 2029 Exchange Note during the third year after the Closing Date, which call premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is one year prior to the maturity of such 2029 Exchange Notes.

Prior to the second anniversary of the Closing Date, the Issuer may redeem such 2029 Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 50 basis points.

Prior to the second anniversary of the Closing Date, the Issuer may redeem up to 40.0% of such 2029 Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such 2029 Exchange Notes.

Prior to the second anniversary of the Closing Date, the Issuer may redeem up to 10% of such 2029 Exchange Notes each year at a price in cash equal to 103% of the outstanding principal amount thereof.

The optional redemption provisions will be otherwise consistent with the Existing Indenture, subject to the Bridge A/Bond Documentation Principles.

Defeasance and Discharge Provisions:	Consistent with the Bridge A/Bond Documentation Principles.

Modification:	Consistent with the Bridge A/Bond Documentation Principles.

Exhibit C-11

Registration Rights:	None.

Right to Transfer Exchange Notes:	The holders of the 2029 Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties pursuant to Rule 144A and Regulation S (or any successor provisions thereto).

Covenants and Events of Default:	Subject to the Bridge A/Bond Documentation Principles, as set forth in the Existing Indenture.

Governing Law:	New York.

Exhibit C-12

Exhibit D

Project Brunello

$875.0 Million Bridge B Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meaning given them in the Amended and Restated Commitment Letter to which this Exhibit is attached, including all Exhibits thereto, and if not defined therein, in the Existing Indenture (as defined below).

Borrower:	The Administrative Borrower (as used in this Exhibit D, the “Borrower”).

Transactions:	As set forth in Exhibit A to the Amended and Restated Commitment Letter.

Bridge B Administrative Agent:	JPMCB will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Bridge B Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Borrower, excluding any Disqualified Lender (together with the Initial Bridge B Lenders, the “Bridge B Lenders”), and will perform the duties customarily associated with such role.

Bridge B Lead Arranger:	JPMCB, MUFG, WF Securities, DBSI, BMOCM, ING, M&T, PNC Capital Markets, SMBC, Capital One and Huntington (collectively, the “Bridge B Lead Arrangers”) will perform the duties customarily associated with such roles.

Bridge B Loans:	The Lenders will make senior secured increasing rate loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $875.0 million minus the amount of gross proceeds from 2032 Notes issued on the Closing Date or any “demand” securities issued in lieu thereof pursuant to the Amended and Restated Fee Letter, minus the applicable Commitment Reduction Amount (if any), and plus, at the election of the Borrower, an additional amount sufficient to fund any upfront fees or original issue discount with respect to any Notes.

Availability:	The Bridge B Lenders will make the Bridge B Loans on the Closing Date simultaneously with the consummation of the Acquisition. Amounts borrowed under the Bridge B Facility that are repaid or prepaid may not be reborrowed.

Uses of Proceeds:	The proceeds of the Bridge B Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the ABL Facility and the Bridge A Facility, the proceeds from the issuance of the Notes, the WS Stock Merger Consideration, and cash on hand at the Borrower, to provide Acquisition Funds.

Exhibit D-1

Ranking:	The Bridge B Loans will rank equal in right of payment with the ABL Facility, the Bridge A Loans, and other senior indebtedness of the Borrower.

Guarantees:	All obligations of the Borrower under the Bridge B Facility (the “Bridge B Obligations”) will be jointly and severally guaranteed by each obligor under the ABL Facility that is organized under the laws of the United States, any state thereof or the District of Columbia (the “Bridge B Guarantors”), on a senior secured basis (such guarantees, the “Bridge B Guarantees”). The Bridge B Guarantees will automatically be released upon the release of the corresponding guarantees of the ABL Facility (other than upon repayment in full thereof). The Guarantees will rank equal in right of payment with the guarantees of the ABL Facility and the Bridge A Facility.

Security:

The Bridge B Obligations and the Bridge B Guarantees will be secured by a perfected second priority (subject to permitted liens) security interest in all Collateral (as defined in the Existing ABL Credit Agreement) (except Excluded Assets) of the Borrower and the Bridge B Guarantors, subject to the Intercreditor Agreement (as defined in Exhibit B to the Amended and Restated Commitment Letter).

Additional terms (including limitations and exclusions) shall be consistent with the Bridge B/Bond Documentation Principles.

Maturity:	All Bridge B Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge B Maturity Date”), which shall be extended as provided below. If any of the Bridge B Loans have not been previously repaid in full on or prior to the Initial Bridge B Maturity Date, subject to the absence of a payment or bankruptcy event of default with respect to the Borrower, such Bridge B Loans will be automatically converted into a senior secured term loan (each an “2032 Extended Term Loan”) due on the date that is eight years after the date of funding of the Bridge B Facility (the “2032 Extended Maturity Date”) and having terms set forth on Annex I to this Exhibit D. The date on which Bridge B Loans are converted into 2032 Extended Term Loans is referred to in this Exhibit as the “Bridge B Conversion Date”. On any day following the Bridge B Conversion Date, at the option of the applicable Bridge B Lender, the 2032 Extended Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “2032 Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II to this Exhibit D; provided that (i) no 2032 Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $125.0 million in aggregate principal amount of 2032 Exchange Notes, and shall not be required to issue 2032 Exchange Notes more than once in any calendar month, and (ii) no subsequent 2032 Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $125.0 million in aggregate principal amount of additional 2032 Exchange Notes or if less, the remaining amount of 2032 Extended Term Loans.

Exhibit D-2

The 2032 Extended Term Loans will be governed by the provisions of the Bridge B Facility Documentation (as hereinafter defined) and will have the same terms as the Bridge B Loans except as set forth on Annex I to this Exhibit D. The 2032 Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II to this Exhibit D.

The 2032 Extended Term Loans and the 2032 Exchange Notes shall rank equal in right of payment for all purposes.

Interest Rates:	Interest on the Bridge B Loans for the first three-month period commencing on the Closing Date shall be payable at Term SOFR (for interest periods of one, three or six months, as selected by the Borrower) plus 3.25% (as used in this Exhibit D, the “Initial Margin”), and commencing at the end of such initial three-month period, subject to the Bridge B Total Cap (as defined in the Amended and Restated Fee Letter) and at the end of each three-month period occurring thereafter, interest shall increase by an additional 25 basis points for so long as the Bridge B Loans are outstanding (except on the Bridge B Conversion Date) (the Initial Margin, together with each 25 basis point step-up, the “Applicable Margin”).

“Term SOFR” shall be defined in a manner consistent with the Existing ABL Credit Agreement.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Bridge B Loans exceed the amount specified in the Amended and Restated Fee Letter in respect of the Bridge B Facility as the “Bridge B Total Cap”.

Following the Initial Bridge B Maturity Date, all outstanding 2032 Extended Term Loans will accrue interest at a rate equal to the Bridge B Total Cap.

Interest Payments:	Interest on the Bridge B Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Initial Bridge B Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Exhibit D-3

Default Rate:	During the continuance of any event of default under the Bridge B Facility Documentation, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge B Loans, 2032 Extended Term Loans or 2032 Exchange Notes affect the payment of any default rate of interest in respect of any Bridge B Loan, 2032 Extended Term Loans or 2032 Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge B Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the 2032 Notes; provided that in the event any Bridge B Lender or affiliate of a Bridge B Lender purchases debt securities from the Borrower pursuant to a permitted securities demand under the Amended and Restated Fee Letter at an issue price above the price at which such Bridge B Lender or affiliate has reasonably determined such debt securities can be resold by such Bridge B Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge B Lender or affiliate, be applied first to prepay the initial Bridge B Loans of such Bridge B Lender or affiliate (provided that if there is more than one such Bridge B Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge B Loans of all such Bridge B Lenders or affiliates in proportion to such Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the initial Bridge B Loans held by other Bridge B Lenders; (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined in a manner consistent with the Bridge B/Bond Documentation Principles) by the Borrower or any of its restricted subsidiaries and other indebtedness, including, for the avoidance of doubt, issuances of debt convertible into equity and/or equity-linked securities (other than Permitted Debt (to be defined in a manner consistent with the Bridge B/Bond Documentation Principles)), (iii) the net cash proceeds from the issuance of any equity or equity-linked securities by the Borrower or any direct or indirect parent company of the Borrower (other than (x) issuances pursuant to employee stock plans and (y) issuances pursuant to a Registration Statement on Form S-4 in connection with an exchange offer) and (iv) the net cash proceeds from any non-ordinary course asset sales by, or condemnation proceeds of, in each case, the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the ABL Facility or the holders of certain other indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii), (iii) and (iv) above with exceptions and baskets consistent with the Bridge B/Bond Documentation Principles. The Borrower will also be required to offer to prepay the Bridge B Loans following the occurrence of a change of control (to be defined in a manner consistent with the Bridge B/Bond Documentation Principles) at 100% of the outstanding principal amount thereof, subject to the Bridge B/Bond Documentation Principles. These mandatory prepayment provisions will not apply to the 2032 Extended Term Loans.

Exhibit D-4

Optional Prepayment:	The Bridge B Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Bridge B Facility (the “Bridge B Facility Documentation”) shall, except as expressly set forth in this Exhibit D (and subject to the right of the Bridge B Lead Arrangers to exercise any “market flex” under the Amended and Restated Fee Letter), be consistent with the terms of that certain Indenture, dated as of September 25, 2023, governing the 7.375% Senior Secured Notes due 2031 issued by the Borrower (the “Existing Indenture”), and in any event containing terms no less favorable to the Borrower than those contained in the Existing Indenture (reflecting, in the case of the Bridge B Facility or 2032 Extended Term Loans, credit agreement format), which will be subject to (a) such adjustments to basket sizing, thresholds and exceptions to be agreed to reflect the increase to Consolidated EBITDA, the total assets and leverage level of the Borrower and its subsidiaries (after giving effect to the Acquisition and the other Transactions) but, in any event, not less than the fixed dollar baskets and thresholds in the Existing ABL Credit Agreement (with changes, modifications and cushions that reflect the bridge nature of the Bridge B Facility), (b) in a manner to be mutually agreed, to the operational and agency provisions not specifically set forth in this Exhibit D and not in contravention of anything specifically set forth in this Exhibit D that are customarily included in credit agreements with respect to which the Bridge B Administrative Agent acts as administrative agent, and (c) modifications to reflect changes in laws or accounting standards since the date of such precedent (collectively, the “Bridge B/Bond Documentation Principles”), it being understood and agreed that the Bridge B Facility Documentation shall not contain any condition as to the availability and initial funding on the Closing Date other than the applicable conditions set forth under the heading “Conditions to Initial Borrowing” in this Exhibit D, in each case, subject to the Certain Funds Provisions and the applicable conditions set forth in Exhibit E to the Amended and Restated Commitment Letter.

Exhibit D-5

Conditions to Borrowing:

The availability of the Bridge B Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Amended and Restated Commitment Letter (subject to the Certain Funds Provisions), (b) delivery of a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties except as described in the following clause (c)), (c) the accuracy, in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects), of the Specified Representations and (only to the extent that WS (or its affiliate) has the right (taking into account any applicable cure provisions) to terminate WS’ or its affiliate’s obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach thereof) the Specified Acquisition Agreement Representations and (d) the applicable conditions set forth in Exhibit E to the Amended and Restated Commitment Letter.

The representations and warranties set forth in the Bridge B Facility Documentation will be required to be made on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations, as set forth above) to be true and correct in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects) on the Closing Date will not constitute the failure of a condition precedent to funding under the Bridge B Facility on the Closing Date.

Representations and Warranties:	Subject to the Certain Funds Provisions, the Bridge B Facility Documentation will contain representations and warranties as are substantially similar to (but less restrictive than) those in the Existing ABL Credit Agreement, including as to exceptions and qualifications.

Covenants:	The Bridge B Facility Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the Bridge B/Bond Documentation Principles, and shall in no event be more restrictive than those in the Existing ABL Credit Agreement (other than where the nature of bridge covenants differs from the ABL covenant structure). Prior to the Initial Bridge B Maturity Date, the debt, liens and restricted payment covenants of the Bridge B Loans will be more restrictive than those of the 2032 Extended Term Loans and the 2032 Exchange Notes, as reasonably agreed by the Bridge B Lead Arrangers and the Borrower.

Exhibit D-6

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees, consistent in each case with the Bridge B/Bond Documentation Principles (and subject to customary notice and grace periods and threshold amounts).

Cost and Yield Protection:	The Bridge B Facility Documentation will include customary tax gross up, cost and yield protection provisions substantially consistent with those set forth in the Existing ABL Credit Agreement.

Assignments and Participations:

The Bridge B Lenders will have the right to assign (other than to any Bridge Disqualified Lender (with the list of Bridge Disqualified Lenders being made available to all Bridge B Lenders and prospective assignees and each assignee being required to represent that it is not a Bridge Disqualified Lender or an affiliate of a Bridge Disqualified Lender)) Bridge B Loans after the Closing Date in consultation with but without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Amended and Restated Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, (i) an Initial Bridge B Lender (together with its affiliates) would hold, in the aggregate, less than 51% of the Bridge Loans held by such Initial Lender (together with its affiliates) on the Closing Date or (ii) the Initial Bridge B Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Bridge B Loans.

The Bridge B Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Bridge Disqualified Lenders. Without limiting the generality of the foregoing, the Bridge B Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Bridge B Lender or participant or prospective Bridge B Lender or participant is a Bridge Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Bridge B Loans, or disclosure of confidential information, to any Bridge Disqualified Lender.

Exhibit D-7

The Bridge B Lenders will have the right to participate their Bridge B Loans, before or after the Closing Date without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge B Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge B Facility Documentation will contain customary provisions for replacing non-consenting Bridge B Lenders.

Voting:	Amendments and waivers of the Bridge B Facility Documentation will require the approval of Bridge B Lenders holding more than 50% of the outstanding Bridge B Loans, except that (a) the consent of each affected Bridge B Lender will be required for (i) reductions of principal, interest rates, fees or the Applicable Margin, (ii) extensions of the Initial Bridge B Maturity Date (except as provided under “Maturity” above) or the 2032 Extended Maturity Date, (iii) additional restrictions on the right to exchange 2032 Extended Term Loans for 2032 Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the 2032 Exchange Notes that requires (or would, if any 2032 Exchange Notes were outstanding, require) the approval of all holders of 2032 Exchange Notes and (v) subject to certain exceptions consistent with the Bridge B/Bond Documentation Principles, releases of all or substantially all of the value of the Bridge B Guarantees (other than in connection with any release or sale of the relevant Bridge B Guarantor permitted by the Bridge B Facility Documentation) and (b) the consent of 100% of the Bridge B Lenders will be required with respect to modifications to any of the voting percentages.

Bail-In Provisions:	The Bridge B Facility Documentation will include customary Bail-In Provisions.

Expenses and Indemnification:	The Bridge B Facility Documentation will include expense and indemnification provisions substantially consistent with those set forth in the Existing ABL Credit Agreement.

Governing Law:	New York.

Counsel to the Bridge B Administrative Agent:	Latham & Watkins LLP.

Exhibit D-8

Annex I to Exhibit D

2032 Extended Term Loans

Maturity:	The 2032 Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The 2032 Extended Term Loans will bear interest at an interest rate per annum (the “2032 Extended Term Loan Interest Rate”) equal to the then applicable Bridge B Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the 2032 Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

Default Rate:	During the continuance of any event of default under the 2032 Extended Term Loans, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge B Loans.

Guarantees:	Same as the Bridge B Loans.

Security and Intercreditor Agreement:	Same as the Bridge B Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Bridge B Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, with respect to which the provisions of the Bridge B Loans will apply) and defaults which would be applicable to the 2032 Exchange Notes, if issued, will also be applicable to the 2032 Extended Term Loans in lieu of the corresponding provisions of the Bridge B Facility Documentation.

Optional Prepayment:	The 2032 Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

Exhibit D-9

Annex II to Exhibit D

2032 Exchange Notes

Issuer:	The Borrower will issue the 2032 Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the 2032 Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The 2032 Exchange Notes will be available only in exchange for the 2032 Extended Term Loans on or after the Bridge B Conversion Date. The principal amount of any 2032 Exchange Note will equal 100% of the aggregate principal amount of the 2032 Extended Term Loans for which it is exchanged. In the case of a partial exchange, the minimum amount of 2032 Extended Term Loans to be exchanged for 2032 Exchange Notes will be $125.0 million.

Maturity:	The 2032 Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The 2032 Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Bridge B Total Cap.

Default Rate:	During the continuance of any event of default under the 2032 Exchange Notes, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge B Loans and 2032 Extended Term Loans.

Guarantees:	Same as the Bridge B Loans and 2032 Extended Term Loans.

Security and Intercreditor Agreement:	Same as the Bridge B Loans and 2032 Extended Term Loans.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the 2032 Exchange Notes (and, if outstanding, prepay the 2032 Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries, in excess of amounts either reinvested or required to be paid to the lenders under the ABL Facility or to holders of certain other indebtedness, with such proceeds being applied to the 2032 Extended Term Loans, the 2032 Exchange Notes, and the 2032 Notes in a manner set forth in the Existing Indenture, subject to the Bridge B/Bond Documentation Principles.

Exhibit D-10

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the 2032 Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Bridge B/Bond Documentation Principles) at a price in cash equal to 101% (or 100% in the case of 2032 Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”)), and excluding 2032 Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (as used in this Exhibit D, the “Repurchased Securities”), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such 2032 Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the 2032 Exchange Notes will be non-callable until the third anniversary of the date of the funding of the Bridge B Loans. Thereafter, each such 2032 Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such 2032 Exchange Note during the fourth year after the Closing Date, which call premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is two years prior to the maturity of such 2032 Exchange Notes.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such 2032 Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40.0% of such 2032 Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such 2032 Exchange Notes.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 10% of such 2032 Exchange Notes each year at a price in cash equal to 103% of the outstanding principal amount thereof.

The optional redemption provisions will be otherwise consistent with the Existing Indenture, subject to the Bridge B/Bond Documentation Principles.

Defeasance and Discharge Provisions:	Consistent with the Bridge B/Bond Documentation Principles.

Modification:	Consistent with the Bridge B/Bond Documentation Principles.

Exhibit D-11

Registration Rights:	None.

Right to Transfer Exchange Notes:	The holders of the 2032 Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties pursuant to Rule 144A and Regulation S (or any successor provisions thereto).

Covenants and Events of Default:	Subject to the Bridge B/Bond Documentation Principles, as set forth in the Existing Indenture.

Governing Law:	New York.

Exhibit D-12

Exhibit E

Project Brunello

Summary of Additional Conditions

Capitalized terms used in this Exhibit E shall have the meanings set forth in the other Exhibits attached to the Amended and Restated Commitment Letter to which this Exhibit E is attached (the “Amended and Restated Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

The initial borrowings under the Facilities shall, subject in all respects to the Certain Funds Provisions, be subject to the following conditions:

1.	(a) The Acquisition has been consummated or will be consummated substantially concurrently with the initial borrowings under the Facilities (and/or the issuance of the Notes) in accordance in all material respects with the terms of the Acquisition Agreement and (b) since the date of the Original Commitment Letter, the Acquisition Agreement has not been amended, supplemented, waived or modified in any respect by you, nor shall you or any of your affiliates have given any consent thereunder, in each case, in a manner that is materially adverse to the Commitment Parties, in their respective capacity as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that in each case the Lead Arrangers shall be deemed to have consented to such amendment, supplement, waiver or modification unless they shall object in writing thereto within three business days of receipt of written notice of such amendment, supplement, waiver or modification; provided, further, that (i) a reduction in the purchase price under the Acquisition Agreement will be deemed not to be materially adverse to the Commitment Parties and will be allocated to a reduction in any amounts to be funded under the Bridge Facilities and/or the Notes, on a pro rata basis (but in no event shall (x) the aggregate principal amount of the Bridge A Facility and/or the 2029 Notes fall below $400.0 million and/or (y) the aggregate principal amount of the Bridge B Facility and/or the 2032 Notes fall below $400.0 million, in each case, subject to the Commitment Reduction) after which time such reduction shall be allocated to reduce amounts to be funded under the ABL Facility on the Closing Date and (ii) any amendment, supplement or modification to, waiver of, or request or consent under the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement as in effect on January 28, 2024 will be deemed to be materially adverse to the Commitment Parties.

2.	The Debt Repayment has been or will be consummated substantially concurrently with the initial borrowing under the Facilities on the Closing Date (and/or the issuance of the Notes).

3.	Since the date of the Acquisition Agreement, no Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on January 28, 2024) shall have occurred and be continuing.

4.	Subject in all respects to the Certain Funds Provisions, (i) as a condition to the availability of the ABL Facility, all documents and instruments required to create and perfect the ABL Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Borrowers and Guarantors and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the ABL Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition), (ii) as a condition to the availability of the Bridge A Facility, all documents and instruments required to create and perfect the Bridge A Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Borrower of the Bridge A Loans and the Bridge A Guarantors and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Bridge A Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition) and (iii) as a condition to the availability of the Bridge B Facility, all documents and instruments required to create and perfect the Bridge B Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Borrower of the Bridge B Loans and the Bridge B Guarantors and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Bridge B Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition).

Exhibit E-1

5.	The Administrative Agents and the Lead Arrangers shall have received at least three business days before the Closing Date all documentation and other information about the Borrowers and the Guarantors that shall have been reasonably requested by the Administrative Agents or the Lead Arrangers in writing at least ten business days prior to the Closing Date and that the Administrative Agents and the Lead Arrangers reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

6.	The execution and delivery by the Borrowers and the other Guarantors of the applicable Facilities Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Amended and Restated Commitment Letter (including all Exhibits thereto, and as modified to reflect any exercise of the “Market Flex” under the Amended and Restated Fee Letter), and subject in all respects to the Certain Funds Provisions, ABL Facility Documentation Principles, Bridge A/Bond Documentation Principles and the Bridge B/Bond Documentation Principles.

7.	The execution and delivery of customary legal opinions, customary evidence of authorization with respect to each Borrower and each Guarantor, customary officer’s certificates (including relevant attachments) with respect to each Borrower and each Guarantor (provided that such certificates shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties except as set forth in clause (c) of the section captioned “Conditions to Initial Borrowing” in the ABL Facility Term Sheet and in clause (c) of the section captioned “Conditions to Borrowing” in the Bridge A Term Sheet and Bridge B Term Sheet), good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrowers and each Guarantor and a solvency certificate of the Administrative Borrower’s chief financial officer, or other officer of equivalent duties and responsibilities, (certifying that, after giving effect to the Transactions, the Borrowers and their subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit E. In the case of the ABL Facility, the ABL Lead Arrangers shall have received either (1) a Borrowing Base Certificate in respect of the ABL Facility or (2) solely to the extent that the Required Amendments are obtained, notice that the Modified Borrowing Base will be in effect (together with the applicable calculation thereof).

8.	The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of WS as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of WS’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

Exhibit E-2

9.	The Lead Arrangers shall have received: (a) audited consolidated balance sheets of WS and its consolidated subsidiaries as at the end of, and related statements of income and cash flows for, the three prior fiscal years ended at least 90 days before the Closing Date and (b) the unaudited consolidated balance sheets of WS and its consolidated subsidiaries as at the end of, and the related statements of income and cash flows for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of WS and its consolidated subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof and at least 45 days before the Closing Date.

10.	The Lead Arrangers shall have received: (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for, the three most recently completed fiscal years ended at least 60 days before the Closing Date and (b) unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company and its consolidated subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof and ended at least 40 days before the Closing Date, including, for the avoidance of doubt, comparative information for the same period in the prior fiscal year. It is understood and agreed that (i) all such financial statements shall comply with the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the Commission promulgated thereunder and shall have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, except in the case of unaudited financial statements, which are subject to normal period and adjustments and do not contain footnotes as permitted by the applicable rules of the Commission; (ii) all such unaudited financial statements shall have undergone a “SAS 100” review; and (iii) the public filing of any such required financial statements with the Commission shall constitute delivery of such financial statements to the Lead Arrangers.

11.	All fees required to be paid on the Closing Date pursuant to the Amended and Restated Fee Letter in connection with the Facilities and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Amended and Restated Commitment Letter, to the extent invoiced at least two business days prior to the Closing Date (except as otherwise agreed to by the Borrowers), shall, substantially concurrently with the initial borrowing under the Facilities, have been paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

Exhibit E-3

Annex II to Exhibit E

Form of Solvency Certificate

Date: _____

Reference is made to that certain Credit Agreement, dated as of [●] (the “Credit Agreement”)1, among Williams Scotsman, Inc. (the “Administrative Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Administrative Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.	The sum of the liabilities (including contingent liabilities) of the Borrowers and their subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrowers and their subsidiaries, on a consolidated basis.

2.	The fair value of the property of the Borrowers and their subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrowers and their subsidiaries, on a consolidated basis.

3.	The capital of the Borrowers and their subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.	The Borrowers and their subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

1 Note to Form: To be updated as appropriate to describe definitive documentation with respect to the ABL Facility.

Exhibit E-4

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

WILLIAMS SCOTSMAN, INC.

By:
Name:
Title:

Exhibit E-5